Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Employment Agreement (as amended) (this “Amendment”) is made and entered into as of March 4, 2024, by and between THE VITA COCO COMPANY, INC., a Delaware corporation (together with its predecessors and successors, the “Corporation”) and MICHAEL KIRBAN (the “Employee”).
WITNESSETH:

WHEREAS, the Corporation and the Employee previously entered into that certain Amended and Restated Employment Agreement, made and entered into as of October 20, 2021 and amended pursuant to that First Amendment to Employment Agreement, dated May 2, 2022 (the “Agreement”), pursuant to which Employee currently is employed by the Corporation; and

WHEREAS, the Corporation and the Employee wish to enter into this Amendment to modify certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Employee as follows:

1. Amendment to Section 1. Section 1 of the Agreement is hereby deleted in its entirety and hereby replaced with the following new Section 1:

“1. The Corporation hereby agrees to continue to employ the Employee as its Executive Chairman, and the Employee, in such capacity, agrees to continue to provide services to the Corporation for the period beginning on the Effective Date and ending on December 31, 2027 (the “Term” or the “Employment Period”). During the Term and at all times thereafter (and notwithstanding the termination of the Employee’s employment for any reason), the Employee shall retain, in perpetuity, the title of “Co Founder” of the Corporation.”

2. Amendment to Section 2(a). Section 2(a) of the Agreement is hereby deleted in its entirety and hereby replaced with the following new Section 2(a):

“(a) In his capacity as Executive Chairman, the Employee shall have such powers and responsibilities as customarily assigned to an executive chairman of a corporation. Employee shall continue to report to the Board.”

3. Amendment to Section 3(a). Section 3(a) of the Agreement is hereby deleted in its entirety and hereby replaced with the following new Section 3(a):

“(a) The Employee shall receive a rate of salary that is not less than $525,000 per year (the “Salary”), payable in substantially equal monthly or more frequent installments and subject to normal and customary tax withholding and other deductions, all on a basis consistent with the Corporation’s normal payroll procedures and policies. During the thirty (30) day period prior to the expiration of each successive twelve (12) month period during the Term, the Employee’s salary rate shall be reviewed by the Compensation Committee or, if no Compensation Committee is then in place, the Board, to determine whether an increase in his rate of compensation is appropriate, which determination shall be within the sole discretion of the Compensation Committee or the Board, whichever is applicable.”

4. Amendment to Section 3(b). Section 3(b) of the Agreement is hereby deleted in its entirety and hereby replaced with the following new Section 3(b):

“(b) The Employee shall be eligible to receive, for each calendar year during the Employment Period, a bonus (the “Bonus”) of up to a maximum of 100% of the Employee’s then applicable Salary and a stretch bonus (the “Stretch Bonus”) of up to an additional 100% of the Employee’s then applicable Salary, both of which will be based upon the Corporation achieving certain performance goals for each calendar year, which shall be determined by the Board (in consultation with Employee), within the first sixty (60) days following the commencement of such calendar year. The Bonus and Stretch Bonus, if any, shall accrue (and be computed) upon the completion of the applicable calendar year and shall be paid on or about February 15th of the calendar year following the end of the calendar year to which the Bonus and Stretch Bonus relates. Except as provided in Section

Exhibit 10.1
5, the Employee must remain continuously employed with the Corporation through December 31 of the applicable performance year in order to be eligible to receive his bonus payment entitlement (“earned bonus”).”

5. Deletion of Section 3(g). Section 3(g) of the Agreement is hereby deleted in its entirety.

6. Amendment to Section 4(d). Section 4(d) of the Agreement is hereby deleted in its entirety and hereby replaced with the following new Section 4(d):

“(d) Termination by the Corporation without Cause. The Corporation may terminate the Employee’s employment hereunder without Cause at any time after December 31, 2026 by providing sixty (60) days written notice to the Employee; provided that such notice may be provided prior to December 31, 2026. The Corporation may not terminate the Employee’s employment without Cause prior to December 31, 2026. For purposes hereof, the determination to remove the Employee without Cause shall be made by the Board as follows: (i) from December 31, 2026 through December 30, 2027, any termination without Cause shall be determined by a supermajority vote of the Board (i.e., the vote of all directors other than the vote of the directors appointed by the Employee) and (ii) from December 31, 2027 through the remainder of the Employment Period, as may be extended by mutual agreement through December 31, 2028, any termination without Cause shall be determined by a simple majority vote of the Board. For the avoidance of doubt, nothing herein shall limit the Corporation’s right to terminate the Employee’s employment for Cause, at any time, in accordance with this Agreement.”

7. Amendment to Section 5(a)(iii). Section 5(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 5(a)(iii):

“(iii) For purposes of clarity, nothing contained herein shall permit the Corporation to terminate Employee’s employment without Cause prior to December 31, 2026, nor shall anything limit the Employee’s recourse if the Employee is terminated in contravention of this Agreement at any time during the Employment Period.”

8. Amendment to Section 5A. Section 5A of the Agreement is hereby deleted in its entirety and replaced with the following new Section 5A:

“5A. Transition to Part‑Time Position. The Employee may, at any time in his discretion, elect to move from a full‑time employee to a part‑time employee of the Corporation, without being deemed in breach of this Agreement.”

9. Status of Agreement. Except to the limited extent expressly amended hereby, the Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment. Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Agreement.

10. Counterparts and Facsimile Signatures. This Amendment may be executed in one or more counterparts hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are permitted and shall be binding for purposes of this Amendment.

Exhibit 10.1
IN WITNESS WHEREOF, the Employee and the Corporation have executed this Amendment as of the day and year first above written.

Employee

/s/ Michael Kirban______________
MICHAEL KIRBAN

Corporation

THE VITA COCO COMPANY, INC.

/s/ Martin Roper______________
By: Martin Roper
Title: Chief Executive Officer